EXHBIT 99.1

PRESS RELEASE

DATE:	CONTACT:
July 12, 2011	Courtney Degener 213-271-1603

NEW VIDEO ABOUT CADIZ VALLEY WATER PROJECT RELEASED
Cadiz Inc. posts video about the Project on its website

LOS ANGELES, CA – Today Cadiz Inc. [NASDAQ: CDZI] ("the Company") posted on its website a new video about the Cadiz Valley Water Conservation, Recovery and Storage Project, which the Company is developing in partnership with five Southern California water providers.  Featuring Project participants and technical experts, the video provides an introduction to the Project and an overview of its current status.  The video can be viewed at the following links:  http://www.cadizinc.com/water-project-video and http://www.youtube.com/watch?v=IeBmDBTAFnU .

Last year, following the release of new scientific findings about the water resources at the Project area, the Company produced a video describing the extent of the area’s water resources and the science behind the Project. This video can be viewed at the following link:  http://www.cadizinc.com/pureproofvideo.

About the Project

The Cadiz Valley Water Conservation, Recovery and Storage Project is designed to capture and conserve thousands of acre-feet of native groundwater currently being lost to evaporation through an aquifer system beneath the Company’s property in eastern San Bernardino County, California.  By implementing established groundwater management practices, the Project proposes to create a sustainable annual water supply for Project participants.  In addition, the Project offers storage capacity that can be used by participants to carry-over – or “bank” – annual supplies, without the high rates of evaporative loss suffered by local surface reservoirs.  Project facilities would be built on Cadiz property and other privately-owned land in the area.

A Groundwater Stewardship Committee comprised of leading hydrology, geology, and environmental experts will oversee the Project’s operating and monitoring program to ensure the environmental sustainability of the Project and safeguard nearby federal lands and pristine desert.

The Project is currently in a CEQA environmental review and permitting phase led by Santa Margarita Water District (“SMWD”).  A Notice of Preparation (“NOP”) of a Draft Environmental Impact Report (“DEIR”) formally commencing the public portion of the CEQA process was issued in February 2011 by SMWD.  Preparation of the DEIR is ongoing and the document is expected to be released in the coming months.

About Cadiz Inc.

Founded in 1983, Cadiz Inc. is a publicly-held renewable resources company that owns 70 square miles of property with significant water resources and clean energy potential in eastern San Bernardino County, California.  The Company is engaged in a combination of water supply and storage, organic farming and solar energy projects.  In 2009 Cadiz adopted a wide-ranging “Green Compact” to implement environmental conservation and sustainable management practices at its properties.  For more information about Cadiz, visit www.cadizinc.com.
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This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company. Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.